Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE, dated as of April 9, 2018 (this “Supplemental Indenture”), by and among Broadcom Corporation, a California corporation, as issuer (the “Company”), Broadcom Cayman Finance Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, as co-issuer (the “Co-Issuer” and, together with the Company, the “Issuers”), Broadcom Inc., a Delaware corporation (“New US Topco”), and Wilmington Trust, National Association, as trustee (the “Trustee”).

WHEREAS, the Issuers, Broadcom Limited, a public limited company incorporated under the laws of the Republic of Singapore, as a guarantor (“Broadcom Parent”), Broadcom Cayman L.P., an exempted limited partnership registered under the laws of the Cayman Islands, acting through Broadcom Parent its general partner, as a guarantor (“Broadcom Cayman LP”), and the Trustee executed an Indenture, dated as of January 19, 2017, as amended and supplemented (the “Indenture”), relating to the Issuers’ 2.375% Senior Notes due 2020, the Issuers’ 3.000% Senior Notes due 2022, the Issuers’ 3.625% Senior Notes due 2024 and the Issuers’ 3.875% Senior Notes due 2027;

WHEREAS, pursuant to a series of transactions completed in connection with Broadcom Parent’s redomiciliation, among other things, (i) all existing shareholders of Broadcom Parent have exchanged their ordinary shares for shares of common stock of New US Topco and (ii) all outstanding limited partnership interests of Broadcom Cayman LP have been mandatorily exchanged for shares of common stock of New US Topco and Broadcom Cayman LP ceased to exist pursuant to Cayman Islands law;

WHEREAS, Broadcom Cayman LP was automatically and unconditionally released from its guarantee of the Notes in accordance with Section 11.03(b);

WHEREAS, Section 9.01(8) of the Indenture provides that without the consent of any Holders, the Issuers and the Trustee may enter into a supplemental indenture to make any change that does not adversely affect the rights of any Holder of Notes;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, except as otherwise defined herein in this Supplemental Indenture, capitalized terms used in this Supplemental Indenture have the meanings specified in the Indenture;

NOW, THEREFORE, in consideration of the above premises, each party agrees, for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

AMENDMENT

Section 1.01. Amendments.

a. New US Topco hereby agrees to become a Guarantor bound by the guarantee of the Notes on the terms set forth in Article 11 of the Indenture.

b. Section 11.03 of the Indenture is hereby amended and restated in its entirety as follows:

(a) The guarantee by Broadcom Parent and the guarantee by New US Topco, will be automatically and unconditionally released, and the guarantee by Broadcom Cayman LP may, at the election of the Issuers, be, unconditionally released, upon:

(1) the sale, exchange, disposition or other transfer (including through merger, consolidation, liquidation or dissolution) of all or substantially all of the assets of such Guarantor if such sale, exchange, disposition or other transfer (including through merger, consolidation, liquidation or dissolution) is made in compliance with this Indenture; or

(2) the Issuers’ exercise of their Legal Defeasance option or Covenant Defeasance option as described under Article 8, or if the Issuers’ obligations under this Indenture are satisfied and discharged (including through redemption or repurchase of all of the Notes or otherwise) in accordance with Article 10 of this Indenture.

(b) The guarantee by Broadcom Cayman LP will be automatically and unconditionally released at such time as (i) Broadcom Cayman LP is eligible to suspend its reporting obligation under Section 15(d) of the Exchange Act, (ii) the guarantee by Broadcom Parent would comply with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision) with respect to the Issuers to allow Broadcom Parent’s financial statements to meet the applicable SEC filing requirements without the guarantee of Broadcom Cayman LP and (iii) Broadcom Cayman LP is released substantially simultaneously from its obligations under the Credit Facility, except a discharge or release by or as a result of payment in connection with the enforcement of remedies under such obligations. The Issuers shall provide prompt written notice of the release of the Broadcom Cayman LP guarantee to the Trustee and Holders of the Notes in accordance with the requirements described in Section 4.03.

(c) The guarantee by New US Topco (i) will be automatically and unconditionally released at such time as: (A) the Issuers, in their sole discretion, determine that such guarantee is no longer required by Rule 3-10(b), (c), (d) or (e), as applicable, of Regulation S-X promulgated by the SEC (or any successor statute, rule or other provision) to except the Issuers’ financial statements from being required to be filed with the SEC pursuant to Rule 3-10(a)(1) of Regulation S-X promulgated by the SEC (or any successor statue, rule or other provision) or otherwise facilitate a reduction in its financial reporting obligations or (B) either of the Issuers becomes subject to Section 13 or 15(d) of the Exchange Act and (ii) may, at the election of the Issuers, be unconditionally released at such time as New US Topco is eligible to suspend its reporting obligation under the Exchange Act. The Issuers shall provide prompt written notice of the release of the guarantee by New US Topco to the Trustee and Holders of the Notes in accordance with the requirements described in Section 4.03.

ARTICLE 2

MISCELLANEOUS PROVISIONS

Section 2.01. Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all their terms shall remain in full force and effect.

Section 2.02. Trustee’s Disclaimer. The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and New US Topco.

Section 2.03. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE ISSUERS, NEW US TOPCO AND THE TRUSTEE BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 2.04. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.05. Headings. The Article and Section headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

BROADCOM CAYMAN FINANCE LIMITED

By:	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Director

BROADCOM CORPORATION

By:	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Vice President, Chief Financial Officer and Secretary

BROADCOM INC.

By:	/s/ Thomas H. Krause, Jr.
Name: Thomas H. Krause, Jr.
Title: Chief Financial Officer and Treasurer

[Signature Page to First Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name: Joseph P. O’Donnell
Title: Vice President

[Signature Page to First Supplemental Indenture]